UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   ----------

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                  WEB.COM, INC.
             (Exact name of registrant as specified in its charter)


                MINNESOTA                                        41-1404301
(State of incorporation or organization)                       (IRS Employer
                                                             Identification No.)

303 PEACHTREE CENTER AVENUE, SUITE 500, ATLANTA, GA                 30303
     (Address of principal executive offices)                    (Zip Code)

        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

         TITLE OF EACH CLASS                     NAME OF EACH EXCHANGE ON WHICH
         TO BE SO REGISTERED                     EACH CLASS IS TO BE REGISTERED
         -------------------                     ------------------------------

                None.

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c), please check the following box. |_|

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(g) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(d), please check the following box. |X|

Securities  Act  registration  statement file number to which this form relates:
______________ (if applicable)

        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                         Preferred Stock Purchase Rights

ITEM 1.  DESCRIPTION OF SECURITIES TO BE REGISTERED.

         On August 4, 2006, Web.com, Inc. (the "Company") entered into a Rights Agreement (the "Rights Agreement") with Wells Fargo Shareowner Services, as Rights Agent (the "Rights Agent"), which provides for the terms of a rights plan and a dividend distribution of one preferred share purchase right (a "Right") for each outstanding share of the Company's common stock, par value $0.01 per share (the "Common Stock"). The dividend is payable to the Company's shareholders of record as of the close of business on August 15, 2006 (the "Record Date").

         The Company's Board of Directors (the "Board") adopted the Rights Agreement to protect the Company's ability to carry forward its net operating losses (the "NOLs"), which the Company believes are a substantial asset of the Company. The Company has experienced substantial operating losses in previous years, and under the Internal Revenue Code of 1968, as amended (the "Code"), and rules promulgated by the Internal Revenue Service, the Company may "carry forward" its NOLs in certain circumstances to offset current and future earnings, and thus reduce its federal income tax liability (subject to certain requirements and restrictions). If the Company experiences an "Ownership Change," as defined in Section 382 of the Code, its ability to use its NOLs could be substantially limited or lost altogether.

         The Rights Agreement imposes a significant penalty upon any person or group that acquires 4.99% or more of the Company's then-outstanding Common Stock without the prior approval of the Company's Board. Stockholders who own 4.99% or more of the Company's then-outstanding Common Stock as of the close of business on the Record Date may acquire up to an additional 1% of the Company's then-outstanding Common Stock without penalty so long as they maintain their ownership at or above the 4.99% level (such increase subject to downward adjustment by the Company's Board if it determines that such increase will endanger the availability of the Company's NOLs). Moreover, the Company's Board may exempt any person or group that owns 4.99% or more of the Company's then-outstanding Common Stock. A person or group that acquires a percentage of the Company's Common Stock in excess of the applicable threshold is called an "Acquiring Person." Any rights held by an Acquiring Person are void and may not be exercised.

         The Company's Board authorized the issuance of one Right per each share of the Company's Common Stock outstanding on the Record Date. Until the date that the Rights become exercisable (the "Distribution Date"), the Company's Common Stock certificates will evidence the Rights and will contain a notation to that effect. Any transfer of shares of Common Stock prior to the Distribution Date will constitute a transfer of the associated Rights. After the Distribution Date, the Rights will be separated from the Common Stock and be evidenced by a rights certificate, which the Company will mail to all holders of the rights that are not void.

         If the Rights become exercisable, the Rights would give holders (other than the Acquiring Person, its affiliates and transferees) the right to purchase from the Company, for a Purchase Price of $20.00, that number of one one-hundredth (1/100th) of a share of the Company's Series A Junior Participating Preferred Stock, par value $0.01 per share (the "Preferred Stock") (or, in certain circumstances, Common Stock or other securities of the Company) having a market value of twice the Purchase Price of the Right. Each fractional share of Preferred Stock would give the shareholder approximately the same dividend, voting and liquidation rights as one share of the Company's Common Stock. Prior to exercise, however, a Right will not give its holder any dividend, voting or liquidation rights. Notwithstanding any of the foregoing, following the Distribution Date, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void.

         The Rights will not be exercisable until 10 days after a public announcement by the Company that a person or group has become an Acquiring Person.


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


         The Rights will expire on July 23, 2007, unless such date is extended or unless the Rights are earlier redeemed or exchanged by the Company.

         In a merger, consolidation, statutory share exchange or sale or transfer of 50% or more of the consolidated assets or earning power of the Company, each Right will be converted into the right to purchase, for the Purchase Price, that number of shares of common stock of the surviving entity or (in certain circumstances) its parent corporation, which at the time of such transaction will have a market value of twice the Purchase Price of the Right.

         Following the Distribution Date, exercisable Rights may be exercised, at the option of the holder thereof, without the payment of the Purchase Price in cash. In any such case, the number of securities which such person would otherwise be entitled to receive upon the exercise of such Rights will be reduced by the amount of the Purchase Price.

         Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each one one-hundredth (1/100th) of a share of Preferred Stock will be entitled to participating dividends per one one-hundredth (1/100th) of a share equal to dividends which may from time to time be declared on a share of Common Stock. In the event of liquidation, the Preferred Stock holders will be entitled to a preferential liquidation payment.

         At any time prior to the earlier to occur of (i) the close of business on the tenth day following the Stock Acquisition Date and (ii) the close of business on the final expiration date, the Board may redeem the outstanding Rights at a price of $0.0001 per Right. Once the Rights are redeemed, the right to exercise the Rights will terminate, and the only right of the holders of the Rights will be to receive the redemption price. The redemption price will be adjusted if the Company declares a stock split or issues a stock dividend on its Common Stock.

          Any of the provisions of the Rights Agreement may be amended by the Board prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.



ITEM 2.  EXHIBITS.

3.1 Unofficial Restated Articles of Incorporation of Registrant (as amended through April 24, 2002). (1)

3.1.1    Articles of Amendment to Articles of Incorporation of Registrant. (2)

3.1.2    Articles of Amendment to Articles of Incorporation of Registrant. (3)

3.2 Unofficial Restated Bylaws of the Registrant (as amended through August 6, 2001). (1)

4.1      Specimen of Common Stock Certificate. (2)

4.2      Form of Rights Certificate. (4)

4.3 Certificate of Designation, Rights and Preferences of Series A Junior Participating Preferred Stock, as filed with the Secretary of State of Minnesota on August 7, 2006. (4)


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


4.4 Rights Agreement dated as of August 4, 2006, by and between the Company and Wells Fargo Shareowner Services, as Rights Agent. (4)

----------
(1) Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended May 31, 2002.

(2) Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended August 31, 2003.

(3) Incorporated by reference to the Company's Current Report on Form 8-K filed April 3, 2006.

(4) Incorporated by reference to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on August 7, 2006.


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


                                    SIGNATURE

 Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                             WEB.COM, INC.
                                             (REGISTRANT)



Dated: August 7, 2006                By:      /S/ JONATHAN B. WILSON
                                             -----------------------------------
                                             Jonathan B. Wilson
                                             Senior Vice President,
                                             Legal and Corporate Development


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


                                  EXHIBIT INDEX


EXHIBIT
  NO.                               DESCRIPTION
-------  -----------------------------------------------------------------------

3.1 Unofficial Restated Articles of Incorporation of Registrant (as amended through April 24, 2002). (1)

3.1.1    Articles of Amendment to Articles of Incorporation of Registrant. (2)

3.1.2    Articles of Amendment to Articles of Incorporation of Registrant. (3)

3.2 Unofficial Restated Bylaws of the Registrant (as amended through August 6, 2001). (1)

4.1      Specimen of Common Stock Certificate. (2)

4.2      Form of Rights Certificate. (4)

4.3 Certificate of Designation, Rights and Preferences of Series A Junior Participating Preferred Stock, as filed with the Secretary of State of Minnesota on August 7, 2006. (4)

4.4 Rights Agreement dated as of August 4, 2006, by and between the Company and Wells Fargo Shareowner Services, as Rights Agent. (4)

----------
(1) Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended May 31, 2002.

(2) Incorporated by reference to the Company's Annual Report on Form 10-K for the year ended August 31, 2003.

(3) Incorporated by reference to the Company's Current Report on Form 8-K filed April 3, 2006.

(4) Incorporated by reference to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on August 7, 2006.


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